                                                    EXHIBIT 21

SUBSIDIARIES OF COMPANY

     The Company had one subsidiary.

     M. H. Rhodes (Canada) Limited was incorporated in 1960 as a private Company under the laws of the Province of Ontario, Canada. The Company owned 96% of this subsidiary's securities.

     On September 30, 1996, the Company ceased active business operation for the Canadian subsidiary and transferred its assets and liabilities to its parent company, M. H. Rhodes, Inc. The Company's Board of Directors dissolved the subsidiary on December 31, 1996.